Exhibit 99.1

The LGL Group, Inc. Reports First Quarter 2013 Financial Results

ORLANDO, FL, May 13, 2013 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), announced results for the quarter ended March 31, 2013.
Total revenues for the three months ended March 31, 2013, were approximately $7,398,000, an increase of 3.1% compared to revenues of $7,174,000 for the comparable period in 2012.  The Company reported a net loss of ($83,000) for the three months ended March 31, 2013, compared with a net loss of ($593,000) for the same period in 2012.  Loss per share was ($0.03) for the three months ended March 31, 2013, compared with loss per share of ($0.23) for the three months ended March 31, 2012.  Stock-based compensation expense was $110,000, or $0.04 per share, for the three months ended March 31, 2013, compared to $89,000, or $0.03 per share, for the same period in 2012.
Gross margins for the quarter ended March 31, 2013, were 32.5%, compared to 22.3% for the comparable period in 2012. The increase in gross margin is due to a more favorable product mix, margin improvement initiatives and a 3.1% increase in revenues from the comparable period in 2012.
Cash and cash equivalents as of March 31, 2013, was $9,324,000, or $3.59 per share, and cash-adjusted working capital, which is comprised of accounts receivable plus inventory less trade accounts payable, increased to $8,202,000, or $3.16 per share, at March 31, 2013.
The Company's order backlog was $8,357,000 at March 31, 2013, which was a 4.0% decrease compared to $8,703,000 at December 31, 2012.
The increase in revenues for the first quarter is due to a modest increase in demand from existing customers for existing products primarily in our Aerospace and Defense ("Aero/Defense"), and Internet Communications Technology ("ICT") market segments. Loss per share improvement can be attributed to a 10.2 percentage point increase in gross margin and the 3.1% increase in revenues for the first three months of 2013 as compared to the same period in 2012.
Greg Anderson, LGL's President and Chief Executive Officer, said "The improvement in our Q1 results compared to Q1 of last year reflects the work we have done to improve operating efficiencies, as we are continuing to make R&D investments in future growth areas within our target markets.  However, the environment remains challenging, with notable price pressure, the lingering effects of uncertainty in U.S. government spending and cautious infrastructure spending patterns."

Investor's Conference Call Scheduled for Tuesday, May 14, 2013, at 10:00 A.M. ET
An investor conference call is scheduled for Tuesday, May 14, 2013, at 10:00 a.m. ET.  The purpose of the call is to discuss the Company's first quarter 2013 earnings results, current business activities and strategy.

Participants are invited to "attend" the online meeting using Conferencing Center LIVE; or access the conference call at (800) 894-5910 for domestic callers and (785) 424-1052 for international callers.  The participant code is LGLIR514.
To attend the event, participants are asked to click on the following link: Join the meeting.  Participants may also copy and paste the following information into their web browser: https://www.livemeeting.com/cc/conferencingevent/join.

The meeting ID is: LGLIR514; the entry code is: ATTEND.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota, Yantai, China and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company's Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in The LGL Group's filings with the U.S. Securities and Exchange Commission.

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Contact

R. LaDuane Clifton, The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

For the quarter ended March 31,	2013	2012

REVENUES	$7,398	$7,174
Cost and expenses:
Manufacturing cost of sales	4,996	5,577
Engineering, selling and administrative	2,680	2,398
OPERATING LOSS	(278)	(801)
Total other expense	(18)	(58)
LOSS BEFORE INCOME TAXES	(296)	(859)
Income tax benefit	213	266

NET LOSS	$(83)	$(593)

Weighted average number of shares used in basic and diluted EPS calculation.	2,598,144	2,595,242

BASIC AND DILUTED NET LOSS PER COMMON SHARE.	$(0.03)	$(0.23)

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$7,824	$8,625
Restricted cash	1,500	1,500
Accounts receivable, less allowances of $57 and $79, respectively	4,479	4,350
Inventories, net	5,460	5,349
Deferred taxes	1,114	1,114
Prepaid expenses and other current assets	541	665
Total current assets	20,918	21,603
Property, plant and equipment, net	4,630	4,707
Other assets, net	3,388	3,283
Total assets	28,936	29,593
LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable to bank	1,382	1,249
Accounts payable	1,737	2,452
Other current liabilities	1,170	1,278
Total Liabilities	4,289	4,979
Stockholders' Equity	24,647	24,614
Total Liabilities and Stockholders' Equity	$28,936	$29,593